Exhibit 10.17

Strategic Collaboration Agreement for Phased Commercialization of

the Siemens-compatible NOCISCAN-LS Product of Nocimed, Inc.

- hereinafter referred to as "Agreement"-

by and between

Nocimed, Inc.

370 Convention Way Redwood City, CA 94063

(a Delaware C-Corporation, United States)

- hereinafter referred to as "Nocimed" -

and

Siemens Healthcare GmbH,

with its registered seat in Munich, Federal Republic of Germany

- hereinafter referred to as "Siemens" -

- Nocimed and Siemens are hereinafter referred to individually as a "Party" or collectively as the "Parties" -

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Annexes and Exhibits:

Annex 1:	SIEMENS PRODUCT, SIEMENS INTERFACE, NOCIMED PRODUCT

Annex 2 :	WORK

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Preamble

WHEREAS, Nocimed has CE Marked its NOCISCAN-LS product that is supported by a Clinical Evaluation Report (CER) from a prior clinical study conducted by Nocimed for identifying painful lumbar spinal discs, and for predicting successful discogenic low back pain surgery outcomes.

WHEREAS, Siemens is interested in progressively supporting a phased commercialization of Nocimed's CE marked NOCISCAN-LS product for compatible use with Siemens' products, initial focused on a first commercial evaluation phase to confirm its technical performance, clinical utility, and customer adaptability in such intended commercial use.

WHEREAS, Nocimed is interested in securing support from Siemens in the phased NOCISCAN-LS commercialization by achieving the objectives of the initial commercial evaluation with demonstration of the clinical and commercial value of the NOCIMED-LS product.

WHEREAS, Each Party is the owner of certain know-how and of information relating to its products.

WHEREAS, Nocimed intends to use such information, and related documentation, to further characterize and refine (if necessary) the NOCISCAN-LS product, and to develop future extensions therefrom, for optimal compatible use with Siemens' products.

WHEREAS, the collaboration between the Parties is intended to make Nocimed products available for Siemens MR customers by Nocimed and shall allow both Parties to state to customers that their products are compatible with each other.

WHEREAS, both Parties will act independently in marketing and selling their respective compatible devices, except where otherwise specified herein with respect to certain potential future collaborative co-marketing activities, and each Party will remain solely liable and in charge for service for its products.

NOW, THEREFORE, the Parties agree as follows:

Article 1. Definitions

1.1	"AFFILIATE" shall mean a corporation, Nocimed or Siemens respectively, now or hereafter, directly or indirectly, owned or controlled by, or owning or controlling, or under common control with a Party. For purposes of this definition "control" of a corporation, Nocimed or Siemens shall mean to have, directly or indirectly, the power to direct or cause the direction of the management and policies of a corporation, Nocimed or Siemens, whether (i) through the ownership of voting securities providing for the right to elect or appoint, directly or indirectly, the majority of the board of directors, or a similar managing authority, (ii) by contract or (iii) otherwise.

1.2	"SIEMENS PRODUCT" shall mean the application 'Single Voxel Spectroscopy'.

1.3	"NOCIMED PRODUCT" shall mean Nocimed's CE Marked NOClSCAN-LS product, which includes: 1) custom lumbar spinal disc spectroscopy exam protocol and 2) NOCISCAN-LS post-processor and resulting NOCIGRAM-LS Report w/ results of the post-processed NOCISCAN-LS exam data & evaluation.

1.4	"INFORMATION" means any methods, processes, know-how, proprietary information, trade secrets, technology, designs, digital codes, software, inventions, innovations and improvements whether or not protected or protectable by "IPR", owned or controlled by either Party prior to the date of this Agreement, or which becomes owned or controlled by either Party during the term of this Agreement outside of the scope of the WORK.

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1.5	"IPR" means all rights with respect to patents, patent applications, patent and copyright law, as well as other forms of statutory protection rights, including but not limited to trademark laws, trade secret laws, and similar laws with respect to intellectual property throughout the world.

1.6	"RESULTS" means any and all methods, processes, know-how, proprietary information, trade secrets, technology, designs, digital codes, anonymized clinical data, software, inventions, innovations and improvements made by either Party during the performance of tasks within the WORK, which are protected or protectable by IPR.

1.7	"WORK" means collectively any and all tasks, development efforts, investigations, evaluations, tests, etc. carried out under Article 2.

1.8	"APPLICABLE LAW(S)" means any law, statute, code, rule, regulation, published interpretation, ordinance, directive, regulatory bulletin or guidance, regulatory examination or order, treaty, judgment, order, decree or injunction of any governmental authority that is applicable and binding in the situation in which the term is used.

1.9	"CAUSE" shall mean a material breach of this Agreement by a Party that remains uncured sixty (60) days after the other Party notifies the Party in breach in writing of such breach; provided, however, that the opportunity to cure shall not apply if the material breach in question is, by its nature, not curable. Without limiting the general nature of the foregoing, for purposes of this definition "material breach" shall include a Party's failure to satisfy its material obligations pursuant to the Agreement.

1.10	"EFFECTIVE DATE" shall be September 2017- June 2018.

Article 2. Scope of the Agreement, WORK

2.1	This Agreement describes the collaborative investigation of the NOCIMED Product between Siemens and Nocimed.

2.2	The WORK to be performed by the Parties shall in general comprise the respective tasks of each Party as set out in the following phases of the collaboration.

2.3	The collaboration is structured in the following 3 Phases:

Phase 1a: Collaboration to get going with the initial installation for early adopters and reference sites in Europe and continued support for the ongoing US sites for Beta Evaluation. This phase is foreseen to be concluded by end of April 2018 or earlier.

•	Establish initial 3 to 5 sites in Europe to confirm technical performance, clinical value, and customer adoptability of the NOCIMED PRODUCT in its intended commercial use. Nocimed to use its own Nocimed Product via Amazon AWS and AMBRA PACS DICOM gateway for data transfer

•	Nocimed to conduct its own marketing and sales to commercially expand in Europe and US (and which may include other parties engaged to conduct such activities on Nocimed's behalf, including without limitation NuVasive Inc.)

•	Siemens provides user manuals and relevant technical documents to Nocimed

•	Siemens shall use commercially reasonable efforts to provide information support on a as need basis for existing users and new sites

•	After initial contract between Nocimed, Siemens and the customer site, Nocimed is responsible to manage and coordinate the installation and training of the Nocimed Product at the customer site.

•	Siemens shall use commercially reasonable efforts to provide support to identify and assist with initial contact with potential imaging sites

•	Siemens is prepared to provide adequate licensing needed for the sites. Only sites on the VE11 software line will be included in this phase.

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•	Spectropackage can be provided as a free trial license for 3 months. If the trail license is required for a second period of 3 months there will be a nominal fee (c.a. 750 EUR in Europe).

•	Phase 1a commercial evaluation is limited to 3-5 sites which will contribute to acquiring and evaluating NOCISCAN-LS results for 90 patients in total. The primary evaluation objective will be to confirm a continued desire by the evaluating customers to adopt the NOCIMED PRODUCT into their lumbar spine diagnostic imaging regimen in their medical practice. The results of this trial shall be captured in a written report supplied by Nocimed to Siemens.

•	Siemens will support Nocimed with market data publicly available through credible sources of market intelligence.

•	By the end of the Phase 1a commercial evaluation, a mutual transition to Phase 1b will be decided.

•	Siemens shall use commercially reasonable efforts to provide support for Nocimed to establish and maintain compatible use of the NOCIMED PRODUCT with Aera, Skyra, Vida and Prisma systems on VE11A or newer software lines.

•	Nocimed shall use commercially reasonable efforts to support the customer sites in all matters regarding the Nocimed Products.

•	Phase 1a will be terminated on 31st August 2018 latest. All obligations end for both parties if no phase 1b is entered.

Phase 1b: After successfully concluding Phase 1a, the party will negotiate in good faith and start joint commercial activities to involve co-marketing and promotion of the NOCIMED PRODUCT. In alignment with Siemens, Nocimed can expand their own global marketing and sales activities in partnership with NuVasive Inc. (www.nuvasive.com).

•	Nocimed and Siemens start global joined marketing and sales activities

•	Business model/fees to be discussed in due time

Phase 2: Possible integration of the NOCIMED PRODUCT into SIEMENS Next Generation Frontier App Store model.

•	After successfully entering and demonstrating commercial success in Phase 1b the Parties agree to negotiate in good faith further cooperation and integration of technology businesses.

Article 3. Governance

3.1	Each Party shall nominate a project manager (the "PROJECT MANAGER"). The PROJECT MANAGERS will serve as the day-to-day contact point between the Parties for the purpose of communications pursuant to this Agreement regarding the activities performed hereunder. The PROJECT MANAGERS will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties.

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3.2	The PROJECT MANAGERS are:

For Nocimed:

Name: Jim Peacock

Title: Chairman & CEO

Phone: +1 (650)241-1740

Email: jpeacock@nocimed.com

For Siemens:

Name: Jingyi Xie

Title: Dr

Phone: +49 1722 685874

Email: Jingyi.xie@siemens-healthineers.com

Any Party may at its own discretion replace the above-listed PROJECT MANAGER upon written notice to the other Party.

Article 4. Rights under RESULTS, IPR, INFORMATION

4.1.	Each Party hereto will retain all right, title and interest in and to all of its INFORMATION.

4.2.	The exclusive right, title and interest in and to the SIEMENS PRODUCT, any and all existing IPR therein and any RESULTS thereto invented, created, developed or generated solely by Siemens' employees and representatives shall remain the absolute and exclusive property of Siemens.

4.3.	The exclusive right, title and interest in and to the NOCIMED PRODUCT, any and all existing IPR therein and any RESULTS thereto invented, created, developed or generated solely by Nocimed's employees and representatives shall remain the absolute and exclusive property of Nocimed.

4.4.	The Parties intend that each Party will conduct its own WORK at its own facilities. Notwithstanding the use of terms such as "collaboration" herein, the Parties intend that each Party conducts its own development work and tasks separately using its own personnel. The Parties do not intend to do any joint development and will work to minimize the possibility that any RESULTS are not ascribed to one Party or the other.

4.5.	Notwithstanding the aforesaid in this Article 4, the exclusive right, title and interest in and to any new IPR and/or RESULTS jointly invented, created, developed or generated by employees or representatives of both Parties under this Agreement shall be the joint property of both Nocimed and Siemens ("JOINT IP").

4.6.	Each Party may, in its sole discretion, make any use whatsoever of JOINT IP. Notwithstanding the aforesaid, if either Party wishes to license any JOINT IP to a third party (other than an AFFILIATE), such Party must receive the prior written approval of the other Party, which approval shall not be unreasonably withheld. Such approval shall not be conditioned on the payment of any consideration to the approving Party.

4.7.	Each Party hereby grants under its INFORMATION and under its RESULTS to the other Party the non-exclusive, non-transferable, non-sub licensable royalty free right to use same during the term of this Agreement for the sole purpose of performing the WORK and no other purpose.

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Article 5. Costs

Each Party bears its own costs and expenses unless explicitly stated otherwise in this Agreement.

Article 6. Regulatory Matters

6.1	Each Party shall have sole control and responsibility for all regulatory matters relating to the development or commercialization of its respective Products, including without limitation filing, obtaining and maintaining regulatory approvals and clearances throughout the world, handling all complaints, inquiries and obligatory reporting, and determining the need for and implementing product notifications, withdrawals or recalls for its respective Products.

6.2	In addition, Nocimed will declare compatibility of its NOCIMED PRODUCT to the SIEMENS PRODUCT according to Art. 12 MOD and will ensure that compatibility is proven according to FDA regulations (before or upon US market entry). This compatibility declaration will be based on a test Nocimed performs in conjunction with Siemens.

6.3	Within Phase 1a, Siemens will take commercially reasonable precautions to timely notify Nocimed of any actual or planned change to a Siemens product that might compromise the compatible use of the NOCIMED PRODUCT with the Siemens product, and to provide Nocimed with such information and/or collaborative testing as may be reasonably required in order for Nocimed to sufficiently maintain or update the NOCIMED PRODUCT to ensure continued compatible use with such Siemens product in view of such change.

6.4	Nocimed is solely responsible for compliance with and will ensure that any sale, promotion or other use of its NOCIMED PRODUCT fulfills, the APPLICABLE LAWS, applicable national laws and regulations, in particular but not all inclusive for compliance with the required market approvals, labeling or marketing requirements under medical device, clinical trial or product safety regulations. Siemens shall not be required to review the documentation or quotations for the NOCIMED PRODUCT, but shall have the opportunity to do so to the extent that any references to or descriptions of any Siemens' Products or technology are included therein. Siemens shall reasonably support this process and assist Nocimed by providing documentation and information available at Siemens and relevant to the NOCIMED PRODUCT to Nocimed.

6.5	Each Party shall bear the costs for its own regulatory filings.

6.6	Safety Reporting and Recalls; Record Keeping. Pursuant to Medical Device Reporting (MOR) and similar regulatory and safety requirements, each Party may be required to report to a Regulatory Authority, including the Food and Drug Administration of the United States Department of Health and Human Services (the "FDA"), including but not limited to the FDA's Medical Device Reporting requirements, codified at 21 C.F.R Part 803, and/or certain notified bodies in the European Union, among others, information that reasonably suggests that any or all of its respective Products may have caused or contributed to a death or serious injury or malfunctioned and that the respective Product at issue or in question would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Each Party hereto agrees to provide to the other Party any such information no later than 48 (forty-eight) hours in writing in case of a death, serious injury, serious deterioration in state of health, or in case there is reasonable suggestions that the device has malfunctions and is likely to cause or contribute to a death, serious injury or serious deterioration in state of health, in case the malfunction is to recur. In the event that either Party is required by any Regulatory Authority to recall a product or undertake a field action, or if the other Party or a Regulatory Authority initiates a recall or undertakes a field action with respect to a product, the other Party shall cooperate with and assist the recalling or undertaking Party in locating, and retrieving if necessary, the recalled products from all customers or otherwise carrying out a field action.

For the designated contact persons please refer to Annex 1

6.7	Each Party will communicate to the other Party complaints received that are reasonably related to the other Party's Products, not later than 30 working days

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Article 7. Confidentiality

7.1	From time to time during the Term of this Agreement, either Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, products/services, confidential intellectual property, trade secrets, and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, or other tangible form, which shall be marked, designated or otherwise identified as "confidential", or all other information initially disclosed by the Disclosing Party in unmarked, oral or other intangible form and identified as Confidential Information at the time of disclosure by the Disclosing Party shall be reduced to a marked tangible form and provided to the Receiving Party within thirty (30) days from the date of the initial disclosure (collectively "Confidential Information"). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article 6 by the Receiving Party; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third-party source is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party; (iv) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or (v) is required to be disclosed pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction. The Receiving Party shall: (A) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's and its Affiliates who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under the Agreement. The Receiving Party shall be responsible for any breach of this Article 6 caused by any of its Affiliates. At any time during or after the term of this Agreement, at the Disclosing Party's written request, the Receiving Party shall promptly return to the Disclosing Party all copies, whether in written, electronic or other form or media (including, without limitation, any samples), of the Disclosing Party's Confidential Information, or if requested in writing by the Disclosing Party, destroy all such copies (except that the Receiving Party may retain one (1) copy of and such document lists identifying the Confidential Information of the Disclosing Party as may be necessary for legal record purposes) and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. The Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party to prevent the breach or threatened breach of this Article 6 and to secure its enforcement, in addition to all other remedies available at law.

7.2	The Agreement and its contents shall be Confidential Information

7.3	Any prior nondisclosure agreement(s) entered into between the Parties that concern the subject matter of this Agreement will govern for disclosures made up to the effective date of this Agreement. Following execution of this Agreement, any disclosure of information between the Parties in accordance with this section and related to the subject matter of this Agreement shall be governed by the provisions of this Article 6, and any prior nondisclosure agreement concerning the same subject matter is hereby amended, superseded and replaced. Prior nondisclosure agreements remain in effect for disclosures between the Parties not related to the subject matter of this Agreement.

Article 8. Data Protection

Each Party shall be responsible for complying with the data protection requirements applicable to such Party for its respective Products.

Article 9. Marketing

Nocimed is solely responsible for the promotion, lead-generation marketing and sales of the NOCIMED PRODUCTS. Siemens is solely responsible for the promotion, lead-generation marketing and sales of the SIEMENS PRODUCTS. If the Parties progress to Phase 1b, certain co-marketing and sales activities are expected to be negotiated at that time.

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Article 10. Liability

10.1	In case of damage to property intentionally or negligently caused by one Party, the Party liable shall bear the reasonable costs for repair up to an amount of EURO 50,000.- per occurrence with a maximum cap of EURO 250,000.- for all occurrences in the aggregate.

10.2	WITHOUT AFFECTING STRICT PRODUCT LIABILITY UNDER MANDATORY APPLICABLE LAW OR THE RESPECTIVE OBLIGATIONS OF THE PARTIES UNDER THE CONFIDENTIALITY CLAUSE AND EXCEPT FOR BREACHES ASSOCIATED WITH THE UNAUTHORIZED USE OF INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE OR TORT DAMAGES (INCLUDING NEGLIGENCE), INCLUDING WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS, LOSS OF BUSINESS, OR LOSS OF USE AND THE LIKE, OR ANY OTHER CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THE MATTERS CONTEMPLATED BY THIS AGREEMENT, WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.3	The total aggregate liability of one Party to another Party for any claim relating to any breach of this Agreement shall be limited to EURO 1.000.000.

Article 11. Term and Termination.

11.1	Term. This Agreement shall become effective on the EFFECTIVE DATE for an initial term of one (1) year ("Initial Term"). Unless earlier terminated, the Agreement shall be extended for successive terms of one (1) year each unless written notice to terminate is given by either Party at least three (3) months before the end of the respective contract term.

11.2	Termination for Cause. Notwithstanding the foregoing, this Agreement may be terminated in writing by either Party at any time with immediate effect if this Party is of the opinion that the goals of this Agreement cannot be achieved for technical, economic and or clinical reasons and the other Party shall have no claim for costs or damages regarding such early termination.

11.3	Survival. All provisions which are continuing in nature and any provision of this Agreement intended to survive the performance thereof by either Party or both Parties hereto shall survive any termination or the expiration of this Agreement.

Article 12. Governing Law and Dispute Resolution

12.1	If a dispute arises in connection with this Agreement, the responsible representatives of the Parties shall attempt, in fair dealing and good faith, to settle such dispute. Upon request of a Party a senior management representative of each Party shall participate in the negotiations. Each Party shall be entitled to terminate these negotiations by written notification to the other Party at any time.

12.2	All disputes arising in connection with this Agreement which are not resolved pursuant to the preceding Section, including any question regarding the termination or any subsequent amendment of the Agreement, shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules of Arbitration. The place of the arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.

12.3	Nothing in this Agreement shall prevent either Party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

12.4	All disputes shall be settled in accordance with the provisions of this Agreement and any agreements concerning its performance, otherwise in compliance with the substantive law applicable in Switzerland without reference to any other body of law. The United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

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Article 13. Miscellaneous

13.1	The Parties' obligation to fulfill this Agreement is subject to the provision that the fulfillment is not prevented by any impediments arising out of national and international foreign trade and customs requirements or any embargos or other sanctions.

13.2	Export Controls. The Parties hereto further represent and warrant that they understand that the exchange of information pursuant to the terms of this Agreement may be subject to all applicable national and international (re-)export control regulations, in particular of the USA, the European Union and the Federal Republic of Germany. The Parties hereto will comply with all applicable (re) export controls laws, rules, and regulations, including, but not limited those of the USA, the European Union and the Federal Republic of Germany relating the performance of their obligations hereunder.

13.3	No Assignments. Neither Party shall be entitled without the prior written consent of the other, to transfer or assign, in whole or in part, this Agreement or any rights and obligations arising from it to third parties; except that Siemens may assign this Agreement, in whole or in part, and/or its rights and obligations hereunder without the consent of Nocimed or extend this Agreement to an AFFILIATE, or to a third-party successor in interest of all or part of the business to which this Agreement relates, whether as a result of a change of ownership (including by stock purchase, merger or consolidation) and/or as a result of the sale of all or a substantial part of the assets and/or all or a part of the business to which this Agreement relates and/or in connection with any type of spin-off, (de)merger, consolidation, divestiture, dissolution and any other type of business combination or business reorganization, including, without limitation, the establishment of joint venture companies and/or otherwise.

13.4	Amendments. Any amendments as well as supplements to this Agreement must be in writing and signed by both Parties in order to be effective. No waiver by either Party of any default of the other Party will be held to be a waiver of any other or subsequent default. No waiver shall be effective unless it is in writing and is signed by the Party against which it is asserted.

13.5	Notices. If a notice must be "in writing" or "in written form", such notice shall be duly signed by the sender and sent to the other Party in its original form by commercial courier with a return receipt or as a fax copy the receipt of which is acknowledged in writing. The written form may not be substituted by the electronic form. Notices are effective upon delivery. A Party may change its address for notice by giving the other Party notice in accordance with this section.

13.6	Conflicting Terms and Provisions. Where provisions of this Agreement conflict with Annexes to the Agreement, the provisions of this Agreement shall prevail.

13.7	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith or the court/ arbitral tribunal may modify this Agreement to affect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.8	Press Releases, Statements. Neither Party will issue any press release, public announcement or other statements towards third parties with respect to the existence or contents of this Agreement without the prior written consent of the other Party; except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. In such case, notice of any such disclosure will be given to the other Party as soon as reasonably possible.

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The Parties hereto hereby enter into this Agreement as of the date of last signature by the Parties set forth below.

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